EXHIBIT 99.1

 Plum Creek Timber Company, L.P.
 999 Third Avenue, Suite 2300
 Seattle, Washington 98104-4096
 206-467-3600


 Contact:       Michelle D. Monfor
                Director, Investor Relations
                (206) 467-3613 or 1-800-858-5347
                www.plumcreek.com


                     PLUM CREEK TIMBER COMPANY'S REIT

                     TO BECOME EFFECTIVE JULY 1, 1999


      SEATTLE, WASHINGTON -- June 21, 1999 -- Plum Creek Timber Company, L.P. (NYSE:PCL) announced today that the Delaware Court of Chancery has approved a previously announced agreement settling all litigation relating to the proposed conversion of the Company into a Real Estate Investment Trust
 (REIT).

      Plum Creek intends to complete the conversion to the REIT effective
 July 1, 1999.   As a part of the conversion, each Unitholder will receive
 one share in the new REIT for each Unit of Plum Creek currently held. The shares of Plum Creek will continue to be traded on the New York Stock Exchange under the trading symbol "PCL."

      "This is an important milestone for Plum Creek," said Rick R. Holley, President and Chief Executive Officer. "The REIT is a superior structure to support Plum Creek's future growth. In addition to providing us with an acquisition currency, we will have a significantly lower cost of capital, which will make any future acquisitions we may undertake more accretive to cash flow and beneficial to our investors."

      Plum Creek is one of the largest private timberland owners in the nation with timberlands and mills located in the Northwest, Southern and Northeastern United States

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